Exhibit 10(v)




                                                              December 16, 1999


Robert J Lievense
President and Chief Operating Officer
ACNielsen Corporation
177 Broad Street
Stamford, CT  06901

Dear Bob:

     I would like to confirm the terms of your retirement:

     o Promptly following the December 16 Board meeting, we will announce your decision to retire effective at the end of next year. You will relinquish your titles and Board seat effective December 31, 1999 but remain employed by ACNielsen in a senior advisory capacity during 2000.

     o You will not receive additional option grants. Your WAIP bonus for 1999, to be paid in February 2000, will be no less than 100% of target.

     o For 2000 you will be paid a salary of $510,000; a bonus of $450,000; and a 1999-2000 incentive award in accordance with the terms of the current two-year incentive program.

     o At the end of 2000, you will retire from the Corporation with 11-1/2 years of service. Accordingly, your SERP benefit will be based on 53% of your "Average Final Compensation". You will also be entitled to retiree medical and dental coverage in accordance with the terms of our health plan.

     o In accordance with ACNielsen's option plans, you will, in general, have five years from your date of retirement to exercise your stock options. Please note, however, that no options may be exercised after their ten-year expiration date.

     o For the first quarter of 2000, William Deam will continue to report to you. Yiannis Papadopoulos, Emerging Markets, and Jane Perrin, Global Information Systems, will report to you for the entire year.

     o For 2001, you will serve as a consultant to the Corporation. You will be paid a fee of $960,000 (in installments). You will also be entitled to specified benefits (including financial counseling, club dues, and annual physical). Your consultancy agreement will contain mutually agreeable customary terms and conditions. The agreement will also provide that in the event of your death during the consultancy, any remaining fees will be payable to your estate.

     o We will reimburse you for your relocation back to the United States. In addition, we will ensure that you are not tax-disadvantaged by reason of your stay in Europe while employed by us.

     If the foregoing is agreeable to you, please sign and return one copy to me.


                                                           Sincerely,
                                                           /s/ Earl H. Doppelt



EHD:dgh




Agreed to and Approved



/s/ Robert J Lievense
---------------------
Robert J Lievense


Date: 12/16/99